Exhibit 5.1

                                 April 17, 1997


Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey  07016

Gentlemen:

      We refer to the Registration Statement on Form S-3, (the "Registration Statement"), as filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 351,070 shares (the "Shares"), $.01 par value per Share, of the Common Stock of Cali Realty Corporation (the "Company"), for reoffer and resale by certain Selling Stockholders (the "Selling Stockholders") named therein.

      We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York, the Maryland General Corporation Law and the federal laws of the United States of America.

      We have been advised that the Selling Stockholders acquired Shares in connection with the Company's employment agreements. We have examined the Company's Articles of Incorporation, By-laws, the employment agreements pursuant to which the shares were issued, and such other documents as we considered necessary for the purposes of this opinion. Based on such examination, it is our opinion that the Shares have been duly authorized, and are legally issued, fully-paid and are non-assessable under the laws of the State of Maryland (the state of incorporation of the Company).

      We consent to the use of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ PRYOR, CASHMAN, SHERMAN & FLYNN